Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Agreement”) is entered into on January 7, 2024 and confirms the terms of the separation of employment of William Crager (the “Employee”) from Envestnet, Inc. (“Envestnet”) and Envestnet Financial Technologies, Inc. (“EFT”). Each of Envestnet and EFT shall be referred to herein as a “Company” and collectively as the “Companies.” The Employee and each Company agree that this Agreement represents the full and complete agreement concerning Employee’s termination as chief executive officer of the Company.

WHEREAS, the Employee’s employment as chief executive officer is a mutual decision between himself and each Company; and

NOW THEREFORE, in consideration of the payments and other benefits set forth in the Agreement, which the Employee acknowledges to be good and valuable consideration for the obligations hereunder, the Employee and the Companies hereby agree as follows:

1. Transition Period and Termination as Chief Executive Officer. The Employee’s employment as chief executive officer of the Company and each of the Company’s subsidiaries will terminate on March 31, 2024 (the “Termination Date”). Employee agrees to continue to serve as a member of the board of Envestnet until the 2024 Annual Meeting of Shareholders (the “Annual Meeting”). Promptly following the Annual Meeting, Employee agrees to submit his resignation from the Envestnet board.

2. Accrued Obligations. The Employee acknowledges and agrees that in connection with the ending of his employment as chief executive officer, and regardless of whether this Agreement becomes effective, the Company shall pay or provide to the Employee the following “Accrued Obligations”: (i) any Base Salary (as defined in Employee’s employment agreement) earned through the Termination Date; (ii) unpaid expense reimbursements; and (iii) any previously granted restricted or performance stock units, which shall continue to vest through March 31, 2025 and be paid and/or provided in accordance with the terms of such employee benefit plans.

3. Continued Service as a Senior Advisor. The Employee and the Company agree to negotiate in good faith the terms of an agreement pursuant to which Employee will serve as a senior advisor commencing on April 1, 2024 and continuing until at least March 31, 2025.

4. Bonus. Provided the Employee: (i) does not voluntarily resign before the Termination Date; (ii) is not terminated for Cause (as such term is defined in Employee’s employment agreement) before the Termination Date; and (iii) does not breach any of his obligations under this Agreement, the Company will pay to the Employee, an annual bonus for fiscal year 2023, which shall be no less than the average of the bonuses paid to Employee for the fiscal years ended 2021 and 2022.

5. Employee Benefits. In exchange for Employee entering into, not revoking, and complying with this Agreement, the Employee shall continue to be eligible for employee benefits until termination. Following termination of employment, the Employee will be eligible for continued medical and dental coverage through the Cobra/Retiree Administrator. If the employee is enrolled in this program, the Company will pay the full cost of medical and dental coverage until the earliest of (A) the Employee’s sixty-fifth (65th) birthday or (B) the date that the Employee becomes eligible for group medical plan benefits under any other employer’s group medical plan.  Following termination of employment, the Employee will also be eligible for continued vision coverage through the Cobra Administrator. If the employee is enrolled in this program, the Company will pay the full cost of vision coverage until the earliest of (A) 18 months of coverage or (B) the date that the Employee becomes eligible for group vision plan benefits under any other employer’s group vision plan.

6. Return of Company Property. The Employee shall return to (or in the case of hard copy or electronic documents, destroy) by the Termination Date all Company property and documents in his possession or under his control (together with all duplicates thereof), regardless of whether such property or documents are in electronic, written, or other tangible form. The Employee further agrees not to retain any Company property, documents, or any copies thereof. The Employee shall have use of the corporate apartment until June 30, 2024, at which time the Employee will relinquish the keys and return the apartment to the Company’s possession. The Company will reimburse Employee for reasonable moving expenses related to the corporate apartment.

7. No Disclosure of Confidential Information. The Employee agrees that, before the Termination Date and at all times thereafter, he will not directly or indirectly (including through another person) disclose or make accessible any Confidential Information to any person (other than as required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power or as otherwise permitted by the Company). In addition, the Employee shall not create any derivative work or other product based on or resulting from any Confidential Information (except in the good faith performance of the Employee’s duties under this Agreement). As used in this Paragraph, “Confidential Information” means all information respecting the business and activities of the Company, which the Company has taken demonstrable measures to maintain the confidential nature of such information, including, without limitation, their clients, customers, suppliers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, data gathering methods and/or strategies unless and until such information becomes generally available to the public (unless such availability occurs as a result of the Employee’s breach of this Agreement). As used in this Paragraph, “person” means a natural individual or a corporation, limited liability company, partnership, association, trust, or any other entity.

8. Release of Claims; Covenant Not to Sue. In consideration for the payments, benefits, and other promises and covenants set forth herein, the Employee voluntarily, knowingly, and willingly releases and forever discharges each Company from any and all claims and rights of any nature whatsoever which the Employee now has or in the future may have against them, whether known or unknown, suspected or unsuspected, for any act, omission, or event relating to the circumstances leading to Employee’s termination or any rights or claims under any federal, state, or local statute, including, without limitation, the Americans with Disabilities Act, the Age Discrimination in Employment Act (the “ADEA”), the Older Workers’ Benefit Protection Act, the Rehabilitation Act of 1973 (including Section 504 thereof), Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1&66 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the Equal Pay Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Family Medical Leave Act, the Lilly Ledbetter Fair Pay Act, the Genetic Information Non-Discrimination Act, and the Employee Retirement Income Security Act of 1974.

Unless otherwise excluded herein, this release specifically includes, but is not limited to, any claim for constructive or wrongful discharge, retaliation, violation of public policy, libel, slander, defamation, or any other tort or contract claim. This release also includes any claim based upon the right to the payment of wages, incentive and performance compensation, bonuses, equity grants, carried interest points, vacation, pension benefits, 401(k) Plan benefits, stock benefits, or any other employee benefits, or any other rights arising under federal, state, or local laws prohibiting discrimination and/or harassment on the basis of race, color, age, religion, sexual orientation, religious creed, sex, national origin, ancestry, alienage, citizenship, nationality, mental or physical disability, denial of family and medical care leave, medical condition (including cancer and genetic characteristics), marital status, military status, gender identity, or discrimination and/or harassment on any other basis prohibited by law. Notwithstanding anything herein to the contrary and for the avoidance of doubt, the Company and Employee acknowledge that he is not releasing: (i) any claim related to the enforcement of the terms of the Agreement, (ii) any medical claim incurred during her employment that is payable under applicable medical plans or an employer-insured liability plan, (iii) any claim for benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), (vi) any claim arising after the date on which he signs this Agreement, or (iv) any claim that is not otherwise waivable under applicable law.

Except for an action brought to enforce this Agreement, rights afforded under the governing documents of the Company or to challenge the validity of Employee’s release of claims under the ADEA, to the fullest extent permitted by law, Employee agrees to refrain from initiating, facilitating, advising, participating or acting as counsel in connection with any proceeding of any kind relating to matters released in this Agreement. If any such proceeding has been initiated by Employee or on Employee’s behalf, Employee agrees to use his best efforts to cause it to be immediately withdrawn and dismissed with prejudice.

9. No Claims Filed. As a condition of each Company entering into this Agreement, the Employee further represents that he has not filed or threatened against either Company, any complaints, claims, or lawsuits with any court, administrative agency, or arbitral tribunal prior to the date hereof, and that he has not transferred to any other person any such complaints, claims, or lawsuits.

10. Cooperation. The Employee agrees that after March 31, 2025, he will make himself available, upon reasonable notice, to assist and fully cooperate with either Company with respect to any litigation, investigation or governmental proceeding that relates to his prior employment with the Company. Each Company agrees to reimburse the Employee for all reasonable, documented out-of-pocket expenses incurred as a result of his obligations under this Paragraph, such as travel expenses.

11. No Disparagement; Communications. The Employee agrees not to make or publish, directly or indirectly, any critical, denigrating, or disparaging written or oral statements about a Company, or related to a Company’s business, services, policies and practices, or to encourage or induce others to make or publish any such statements about a Company. The Employee agrees not to disparage either Company in any fashion, including but not limited to any disparagement via the Internet, press, or any media outlet, whether anonymous or not, except if testifying truthfully under oath pursuant to a validly served subpoena or other legal process compelling such testimony or otherwise. Company hereby agrees and will use reasonable efforts to ensure that its executive officers; human resources employees, personnel and contractors; and members of Company’s board of directors do not make or publish, directly or indirectly, any critical, denigrating, or disparaging written or oral statements about Employee, or to encourage or induce others to make or publish any such statements about Employee. Company agrees not to disparage Employee in any fashion, including but not limited to any disparagement via the Internet, press, or any media outlet, whether anonymous or not, except if testifying truthfully under oath pursuant to a validly served subpoena or other legal process compelling such testimony or otherwise.

The parties agree that any future press release or public communication concerning the subject matter of this Agreement shall be agreed upon in good faith among the parties.

12. Reports to Government Entities. Nothing in this Agreement restricts or prohibits the Employee or the Companies from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, to the maximum extent permitted by law, the Employee is waiving his right to receive any individual monetary relief from a Company resulting from such claims or conduct, regardless of whether the Employee or another party has filed them, and in the event the Employee obtains such monetary relief, Company will be entitled to an offset for the payments made pursuant to this Agreement. This Agreement does not limit the Employee’s right to receive an award from any Regulator that gives awards for providing information relating to a potential violation of law. Employee does not need the prior authorization of Company to engage in conduct protected by this Paragraph, but he must notify either Company that upon engagement in such conduct.

The Employee acknowledges that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(l) and I833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

13. Section 409A. This Agreement is intended to comply with Section 409A, or an exemption. Severance benefits under this Agreement are intended to be exempt from Section 409A under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. All payments to be made upon a termination under this Agreement may only be made upon a “separation from service” under Section 409A. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments and each payment shall be treated as a separate payment. With respect to any payments that are subject to Section 409A, in no event shall the Employee, directly or indirectly, designate the calendar year of a payment. With respect to any payments that are subject to Section 409A, in no event shall the timing of the Employee’s execution of this Agreement, directly or indirectly, result in the Employee designating the calendar year of payment of any amounts set forth in this Agreement, and if a payment of any amount set forth this Agreement above is subject to Section 409A and could be made in more than one taxable year, based on timing of the execution of this Agreement, payment shall be made in the later taxable year. Any reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A.

14. Injunctive Relief. The Employee and each Company acknowledge that any breach of his or its obligations under this Agreement would cause irreparable harm to the other party hereto, the exact amount of which would be difficult to determine, and that the remedies at law for any such breach would be inadequate. Accordingly, the parties hereto agree that, in addition to any other remedy that may be available to the other party hereto, the non-breaching party shall be entitled to specific performance and injunctive relief, without posting bond or other security, to enforce or prevent any violation of such provisions. In any successful action for injunctive relief (whether by court or order agreement granting injunctive relief in whole or in part), the prevailing party will be entitled to collect its reasonable attorneys’ fees and other reasonable costs from the non-prevailing party.

15. Governing Law. This Agreement shall be governed by the laws of the State of Illinois, without regard to conflict of law principles.

16. Entire Agreement. This Agreement constitutes the entire agreement between the Employee and each Company and supersedes all other agreements between the Employee and each Company with respect to the terms of his employment and the termination thereof, except this Agreement shall not relieve the (i) Company of any contractual or common law obligations that it or they have that by their nature are intended to survive termination of Employee’s employment irrespective of the Agreement or (ii) Employee of any contractual or common law obligations he has to a Company that by their nature are intended to survive the termination of his employment with a Company, or any such superseded agreement including, without limitation, to maintain Company’s Confidential Information as confidential and not to use such information for his benefit or the benefit of any third party. The Employee and each Company confirm that in signing this Agreement he and it have not relied on any warranty, representation, assurance, or promise of any kind whatsoever other than as expressly set out in this Agreement.

17. Severability. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, the validity or enforceability of the remaining terms or provisions shall not be affected, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.

18. Assignment. The Employee may not assign this Agreement or any part hereof, and any purported assignment by his shall be null and void from the initial date of purported assignment. This Agreement shall be assignable by each Company and inure to the benefit of the Company and its successors and assigns.

19. Changes to the Agreement. This Agreement may not be changed unless the changes are in writing and signed by the Employee and an authorized representative of each Company.

20. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21. Waivers. A waiver by either party of any term or condition of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition in the future or of any subsequent breach thereof. All rights, remedies, undertakings or obligations contained in this Agreement will be cumulative and none of them will be in limitation of any other right, remedy, undertaking, or obligation of either party.

22. Representations. Employee represents and warrants that upon receipt of the consideration contemplated herein (a) he has been properly paid for all hours worked and he has received all wages, bonuses, vacation pay and other benefits and compensation due (if any ) from the Company; (b) he has suffered no harassment, retaliation, employment discrimination or work related injury or illness while employed by either Company; (c) he is not aware of any activity by a Company that he believes to be unlawful or potentially unlawful; (d) he has filed no claim, charge, suit or other action or proceeding against a Company; and (e) he has not sold, assigned, transferred, conveyed or otherwise disposed of any of the claims, demands, obligations, or causes of action released in this Agreement.

23. Acknowledgements. By signing this Agreement, the Employee acknowledges that:

(a) He has carefully read and understands this Agreement;

(b) Each Company advised him to consult with an attorney and/or any other advisor of his choice before signing this Agreement;

(c) He understands that this Agreement is LEGALLY BINDING and by signing it he is giving up certain rights;

(d) He has voluntarily chosen to enter into this Agreement and has not been forced or pressured in any way to sign it;

(e) This Agreement includes a WAIVER OF ALL RIGHTS AND CLAIMS he may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq.); and

(f) This Agreement does not waive any rights or claims that may arise after this Agreement becomes effective, which is seven (7) days after he signs it, provided that he does not exercise his right to revoke this Agreement.

[Signature Page Follows]

EMPLOYEE:

William Crager
William Crager

ENVESTNET, INC.

By:	Sharon Rosenthal
Name:	Sharon Rosenthal
Title:	Chief Human Resources Officer

ENVESTNET FINANCIAL TECHNOLOGIES, INC.

By:	Sharon Rosenthal
Name:	Sharon Rosenthal
Title:	Chief Human Resources Officer

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